Exhibit 99.1

BIODEL REPORTS SECOND QUARTER FISCAL YEAR 2016 FINANCIAL RESULTS

DANBURY, Conn., May 9, 2016 (GLOBE NEWSWIRE) - Biodel Inc. (NASDAQ: BIOD) today reported financial results for the second fiscal quarter ended March 31, 2016.

“As we continue to diligently evaluate strategic alternatives to create shareholder value, we have significantly reduced our operating cash burn and anticipate further reductions in expenses,” said Gary Gemignani, Biodel’s interim CEO. “On an operating basis, we expect our quarterly cash burn to be approximately $1.1 million, as communicated during our January restructuring update.”

Second Quarter Financial Results

Biodel reported a net loss of $5.9 million, or $0.09 per share for the quarter ended March 31, 2016. These results compare to a net loss of $4.4 million, or $0.18 per share, for the quarter ended March 31, 2015. General and administrative expenses were $4.0 million for the quarter ended March 31, 2016, compared to $1.6 million for the quarter ended March 31, 2015. Included in these expenses were approximately $0.3 million in professional service fees incurred related to the ongoing evaluation of strategic alternatives, and severance payments of $3.0 million pursuant to the previously announced restructuring.

Biodel did not recognize any revenue during the quarter ended March 31, 2016 or 2015.

At March 31, 2016, Biodel had cash and cash equivalents of $33.4 million and 64.1 million shares of common stock outstanding.

Exhibit 99.1

Biodel Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2015	March 31, 2016
		(unaudited)
ASSETS
Current:
Cash and cash equivalents	$40,845	$33,433
Restricted cash	—	21
Prepaid and other assets	262	684

Total current assets	41,107	34,138
Property and equipment, net	280	—
Intellectual property, net	37	35

Total assets	$41,424	$34,173

LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
Accounts payable	$421	$115
Accrued expenses:
Clinical trial expenses	1	30
Payroll and related	863	233
Accounting and legal fees	289	269
Restructuring	—	1,404
Other	234	143
Income taxes payable	—	16

Total current liabilities	1,808	2,210

Common stock warrant liability	5	3
Restructuring and other long term liabilities	54	965

Total liabilities	1,867	3,178
Commitments
Stockholders' equity:
Convertible preferred stock, $.01 par value; 50,000,000 shares authorized; 1,909,410 and 0 issued and outstanding	19	—
Common stock, $.01 par value; 200,000,000 shares authorized; 62,151,202 and 64,148,271 issued and outstanding	622	641
Additional paid-in capital	287,212	287,733
Accumulated deficit	(248,296)	(257,379)

Total stockholders' equity	39,557	30,995

Total liabilities and stockholders' equity	$41,424	$34,173

Exhibit 99.1

Biodel Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2016	2015	2016
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	2,917	2,091	6,324	3,685
General and administrative	1,611	3,989	3,444	5,621

Total operating expenses	4,528	6,080	9,768	9,306
Other (income):
Interest and other income	(7)	(220)	(16)	(237)
Adjustment to fair value of common stock warrant liability	(166)	—	(712)	(2)

Loss before tax provision	(4,355)	(5,860)	(9,040)	(9,067)
Tax provision	1	8	3	16

Net loss	(4,356)	(5,868)	(9,043)	(9,083)

Net loss per share — basic and diluted	$(0.18)	$(0.09)	$(0.40)	$(0.15)

Weighted average shares outstanding — basic and diluted	24,369,246	64,148,271	22,809,903	61,053,997

About Biodel Inc.

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. Biodel's product candidates are developed by applying proprietary technologies to existing drugs in order to improve their therapeutic profiles. More information about Biodel is available at www.biodel.com.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements that address operating performance, or other events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in "Item 1A. Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

BIOD-G

CONTACT:
Clayton Robertson
The Trout Group
+1 (646) 378 2964

Source: Biodel, Inc.